                                                                    EXHIBIT 10.1

                                                                [CONFORMED COPY]

                                  $100,000,000
                                    UNSECURED

                            REVOLVING CREDIT FACILITY

                                CREDIT AGREEMENT



                                  by and among

                                    TOO, INC.

                                       and

                           THE GUARANTORS PARTY HERETO

                                       and

                            THE LENDERS PARTY HERETO

                                       and

                          NATIONAL CITY BANK, As Agent

                                       and

           FIFTH THIRD BANK                 LASALLE BANK NATIONAL ASSOCIATION
 as Co-Syndication Agent and a Lender      as Co-Syndication Agent and a Lender

         FLEET NATIONAL BANK                   THE HUNTINGTON NATIONAL BANK
as Co-Documentation Agent and a Lender    as Co-Documentation Agent and a Lender

                              BANK OF AMERICA, N.A.
                                     Lender

                           Dated as of April 29, 2003

                                TABLE OF CONTENTS

Section                                                                            Page
-------                                                                            ----
ARTICLE I           CERTAIN DEFINITIONS .........................................     1
   Section 1.01     Certain Definitions .........................................     1
   Section 1.02     Construction ................................................    17
   Section 1.03     Accounting Principles .......................................    18

ARTICLE II          REVOLVING CREDIT AND SWING LOAN FACILITIES ..................    18
   Section 2.01     Revolving Credit Commitments ................................    18
   Section 2.02     Nature of Lenders' Obligations with Respect to Revolving
                    Credit Loans ................................................    19
   Section 2.03     Utilization Fee .............................................    19
   Section 2.04     Revolving Credit Facility Fee ...............................    19
   Section 2.05     Revolving Credit Loan Requests; Swing Loan Requests. ........    20
   Section 2.06     Making Revolving Credit Loans and Swing Loans ...............    20
   Section 2.07     Swing Loan Note .............................................    21
   Section 2.08     Use of Proceeds .............................................    21
   Section 2.09     Borrowings to Repay Swing Loans .............................    21
   Section 2.10     Letter of Credit Subfacility ................................    21

ARTICLE III         INTEREST RATES ..............................................    27
   Section 3.01     Interest Rate Options .......................................    27
   Section 3.02     Interest Periods ............................................    28
   Section 3.03     Interest After Default ......................................    28
   Section 3.04     LIBOR Unascertainable; Illegality; Increased Costs;
                    Deposits Not Available ......................................    29
   Section 3.05     Selection of Interest Rate Options ..........................    30

ARTICLE IV          PAYMENTS ....................................................    30
   Section 4.01     Payments ....................................................    30
   Section 4.02     Pro Rata Treatment of Lenders ...............................    30
   Section 4.03     Interest Payment Dates ......................................    31
   Section 4.04     Voluntary Prepayments. ......................................    31
   Section 4.05     Mandatory Prepayments. ......................................    32
   Section 4.06     Additional Compensation in Certain Circumstances. ...........    34
   Section 4.07     Taxes .......................................................    35
   Section 4.08     Judgment Currency. ..........................................    36
   Section 4.09     Notes; Principal Payment of Revolving Credit Loans ..........    36

ARTICLE V           REPRESENTATIONS AND WARRANTIES ..............................    36
   Section 5.01     Representations and Warranties ..............................    36
   Section 5.02     Continuation of Representations .............................    42

                                TABLE OF CONTENTS

Section                                                                            Page
-------                                                                            ----
ARTICLE VI          CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT .....    42
   Section 6.01     First Loans and Letters of Credit.  On the Initial Loan
                    Date ........................................................    42
   Section 6.02     Each Additional Loan or Letter of Credit ....................    44

ARTICLE VII         COVENANTS ...................................................    45
   Section 7.01     Affirmative Covenants .......................................    45
   Section 7.02     Negative Covenants ..........................................    47
   Section 7.03     Reporting Requirements ......................................    52

ARTICLE VIII        EVENTS OF DEFAULT ...........................................    56
   Section 8.01     Events of Default ...........................................    56
   Section 8.02     Consequences of Event of Default ............................    58

ARTICLE IX          THE AGENT ...................................................    60
   Section 9.01     Appointment .................................................    60
   Section 9.02     Delegation of Duties ........................................    60
   Section 9.03     Nature of Duties; Independent Credit Investigation ..........    60
   Section 9.04     Actions in Discretion of Agent; Instructions From the
                    Lenders .....................................................    61
   Section 9.05     Reimbursement and Indemnification of Agent by the Borrower ..    61
   Section 9.06     Exculpatory Provisions; Limitation of Liability .............    62
   Section 9.07     Reimbursement and Indemnification of Agent by Lenders .......    62
   Section 9.08     Reliance by Agent ...........................................    63
   Section 9.09     Notice of Default ...........................................    63
   Section 9.10     Notices .....................................................    63
   Section 9.11     Lenders in Their Individual Capacities; Agents in Its
                    Individual Capacity .........................................    63
   Section 9.12     Holders .....................................................    64
   Section 9.13     Equalization of Lenders .....................................    64
   Section 9.14     Successor Agent .............................................    64
   Section 9.15     Agent's Fee .................................................    65
   Section 9.16     Availability of Funds .......................................    65
   Section 9.17     Calculations ................................................    65
   Section 9.18     Beneficiaries ...............................................    65
   Section 9.19     Other Agent Titles ..........................................    65

ARTICLE X           MISCELLANEOUS ...............................................    65
   Section 10.01    Modifications, Amendments or Waivers ........................    65
   Section 10.02    No Implied Waivers; Cumulative Remedies; Writing Required ...    66
   Section 10.03    Reimbursement and Indemnification of Lenders by the
                    Borrower; Taxes .............................................    66
   Section 10.04    Holidays ....................................................    67
   Section 10.05    Funding by Branch, Subsidiary or Affiliate ..................    68
   Section 10.06    Notices .....................................................    68
   Section 10.07    Severability. ...............................................    69
   Section 10.08    Governing Law ...............................................    69

                                TABLE OF CONTENTS

Section                                                                            Page
-------                                                                            ----
   Section 10.09    Prior Understanding .........................................    69
   Section 10.10    Duration; Survival ..........................................    69
   Section 10.11    Assignments, Participations, Successors and Assigns .........    70
   Section 10.12    Confidentiality .............................................    71
   Section 10.13    Counterparts ................................................    71
   Section 10.14    Agent's or Lender's Consent .................................    71
   Section 10.15    Exceptions ..................................................    71
   Section 10.16    CONSENT TO FORUM; WAIVER OF JURY TRIAL ......................    72
   Section 10.17    Tax Withholding Clause ......................................    72
   Section 10.18    Joinder of Guarantors .......................................    73

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.01(A)       -   PRICING GRID
SCHEDULE 1.01(B)       -   COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.01(P)       -   PERMITTED LIENS
SCHEDULE 2.10          -   LETTERS OF CREDIT
SCHEDULE 5.01(B)(I)    -   SUBSIDIARIES
SCHEDULE 5.01(B)(II)   -   INVENTORY LOCATIONS
SCHEDULE 5.01(L)       -   CONSENTS AND APPROVALS
SCHEDULE 7.02(A)       -   PERMITTED INDEBTEDNESS
SCHEDULE 7.02(D)       -   INVESTMENT POLICY
SCHEDULE 7.03(B)       -   ACCOUNTING FIRMS

EXHIBITS
EXHIBIT 1.01(A)        -   ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.01(G)(1)     -   GUARANTOR JOINDER
EXHIBIT 1.01(G)(2)     -   GUARANTY AGREEMENT
EXHIBIT 1.01(R)        -   REVOLVING CREDIT NOTE
EXHIBIT 1.01(S)(1)     -   SECURITY AGREEMENT
EXHIBIT 1.01(S)(2)     -   SWING LOAN NOTE
EXHIBIT 2.05(A)        -   LOAN REQUEST
EXHIBIT 2.05(B)        -   SWING LOAN REQUEST
EXHIBIT 4.04(D)        -   COMMITMENT REDUCTION NOTICE
EXHIBIT 6.01(D)        -   OPINION OF COUNSEL
EXHIBIT 7.02(E)        -   ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.03(C)        -   QUARTERLY COMPLIANCE CERTIFICATE

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT is dated as of April 29, 2003 and is made BY and among TOO, INC., a Delaware corporation (the "Borrower"), each of the Guarantors (as hereinafter defined), the LENDERS (as hereinafter defined), and NATIONAL CITY BANK, in its capacity as sole lead arranger and administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the "Agent"), FIFTH THIRD BANK, as co-syndication agent, LASALLE BANK NATIONAL ASSOCIATION, as co-syndication agent, FLEET NATIONAL BANK, as co-documentation agent, and THE HUNTINGTON NATIONAL BANK, as co-documentation agent.

                                  WITNESSETH:

      WHEREAS, the Borrower has requested the Lenders to provide a revolving credit facility for an initial term of three (3) years to the Borrower in an aggregate principal amount not to exceed $100,000,000; and

      WHEREAS, the revolving credit facility shall be used for (i) ongoing working capital and letters of credit, (ii) capital expenditures, and (iii) general corporate purposes; and

      WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                         ARTICLE I CERTAIN DEFINITIONS

      Section 1.01 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

      AFFILIATE as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

      AGENT shall mean National City Bank, and its successors and assigns.

      AGENT'S FEE shall have the meaning assigned to that term in Section 9.15.

      AGENT'S LETTER shall have the meaning assigned to that term in Section
9.15.

      AGREEMENT shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

      ANCILLARY SECURITY DOCUMENTS shall mean all documents, instruments, agreement, endorsement, policy, and certificates customarily obtained, executed or delivered by or for any Loan Party or Agent in connection with any Security Document. Without limiting the generality of the foregoing, examples of Ancillary Security Documents would include insurance policies or certificates regarding any collateral, title insurance policies, appraisals, lien searches, estoppel letters, flood insurance certifications, opinions of counsel, and the like.

      APPLICABLE FACILITY FEE RATE shall mean the percentage rate per annum, at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading "Facility Fee" thereon.

      APPLICABLE MARGIN shall mean, as applicable:

      (A) the percentage spread, to be added to Base Rate under the Base Rate Option at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading "Base Rate Spread" thereon, or

      (B) the percentage spread, to be added to LIBO-Rate under the LIBOR Option at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading "LIBO-Rate Spread" thereon.

      APPLICABLE UTILIZATION FEE RATE shall mean the percentage rate per annum, at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading "Utilization Fee" thereon.

      ASSIGNMENT AND ASSUMPTION AGREEMENT shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.01(A).

      AUTHORIZED OFFICER shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

      BASE NET WORTH shall mean the sum of $228,294,000 plus 50% of consolidated net income of the Borrower and its Subsidiaries for each fiscal quarter in which net income was earned (as opposed to a net loss) during the period from February 1, 2003, through the date of determination.

      BASE RATE shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 0.5% per annum.

      BASE RATE OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a).

      BENEFIT ARRANGEMENT shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

      BORROWER shall mean Too, Inc., a corporation organized and existing under the laws of the State of Delaware.

      BORROWING DATE shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

      BORROWING TRANCHE shall mean specified portions of Loans outstanding as follows: (i) any Loans to which the LIBOR Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and
(ii) all Loans to which the Base Rate Option applies shall constitute one Borrowing Tranche.

      BUSINESS DAY shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Cleveland, Ohio and if the applicable Business Day relates to any Loan to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

      CLOSING DATE shall mean April 29, 2003.

      COMMITMENT shall mean as to any Lender its Revolving Credit Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Lenders.

      COMPLIANCE CERTIFICATE shall have the meaning assigned to such term in
Section 7.03(c).

      CONSIDERATION shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

      CONSOLIDATED EBITDAR shall mean, for any period of determination, consolidated net income for such period plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of Consolidated Interest Expense, income tax expense, depreciation expense, amortization expense, Consolidated Minimum Rent and other non-cash charges, and minus consolidated interest income and non-cash credits, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

      CONSOLIDATED INTEREST EXPENSE shall mean as of any period of determination the aggregate interest expense of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

      CONSOLIDATED MINIMUM RENT shall mean, for any period of determination, total rent expense (but adding also any payments of contingent rent on those retail locations the lease of which is guarantied by Limited Brands, Inc., or an Affiliate thereof) less contingent store rent on those retail locations the lease of which is not guarantied by Limited Brands, Inc., or an Affiliate thereof, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

      CONSOLIDATED TANGIBLE NET WORTH shall mean as of any date of determination total stockholders' equity less intangible assets of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

      CONSOLIDATED TOTAL DEBT shall mean for any time or period of determination the sum of all Indebtedness, excluding documentary letters of credit, plus six
(6) times the Forward Minimum Rent Commitments, in each case of the Borrower and its Subsidiaries for such period or time determined and consolidated in accordance with GAAP.

      CONTAMINATION shall mean the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

      COVERAGE RATIO shall mean the ratio of (a) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters then ended to (b) the sum of (x) Consolidated Interest Expense for such period and (y) Consolidated Minimum Rent for such period.

      DOLLAR, DOLLARS, U.S. DOLLARS and the symbol $ shall mean lawful money of the United States of America.

      DOCUMENTARY LETTER OF CREDIT shall mean any letter of credit which is a documentary letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

      DOCUMENTARY LETTER OF CREDIT RATE shall mean one-half of the Applicable Margin under the LIBOR Option.

      DRAWING DATE shall have the meaning assigned to that term in Section 2.10(c)(ii).

      ENVIRONMENTAL COMPLAINT shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

      ENVIRONMENTAL LAWS shall mean all federal, territorial, tribal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Toxic Substances Control Act,

15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. Section 7401 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 to 136y, each as amended, and any regulations promulgated thereunder or any equivalent state or local Law, each as amended, and any regulations promulgated thereunder) and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

      ENVIRONMENTAL PERMITS shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party; or (iii) for the performance of a Remedial Action.

      ENVIRONMENTAL RECORDS shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

      ENVIRONMENTALLY SENSITIVE AREA shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

      ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

      ERISA GROUP shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

      EVENT OF DEFAULT shall mean any of the events described in Section 8.01 and referred to therein as an "Event of Default."

      EXPIRATION DATE shall mean, with respect to the Revolving Credit Commitments and otherwise, the third anniversary of the Closing Date.

      FACILITY FEES shall mean the fees referred to in Section 2.04.

      FEDERAL FUNDS EFFECTIVE RATE for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

      FINANCIAL PROJECTIONS shall have the meaning assigned to that term in
Section 5.01(h)(ii).

      FORWARD MINIMUM RENT COMMITMENTS means minimum rent commitments (less related sublease income) in the aggregate of the Loan Parties (and all of their respective Subsidiaries which are not Loan Parties) under noncancelable leases (including under any such leases of any Person other than a Loan Party or a Subsidiary of a Loan Party to the extent, directly or indirectly guaranteed, endorsed or assumed by a Loan Party or a Subsidiary of a Loan Party or in respect of which a Loan Party or a Subsidiary of a Loan Party is contingently or otherwise liable) for the fiscal year following the Borrower's most recently ended fiscal year, as reported or to be reported in the Borrower's annual report filed on Form 10-K with the Securities and Exchange Commission for the Borrower's most recently ended fiscal year.

      GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

      GOVERNMENTAL ACTS shall have the meaning assigned to that term in Section 2.10(g).

      GUARANTOR shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to
Section 10.18 and shall include each Subsidiary of the Borrower now or hereafter organized or existing under the laws of the United States or any state thereof.

      GUARANTOR JOINDER shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.01(G)(1).

      GUARANTY of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

      GUARANTY AGREEMENT shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.01(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

      HISTORICAL STATEMENTS shall have the meaning assigned to that term in
Section 5.01(h)(i).

      INDEBTEDNESS shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, liabilities in respect of Off-Balance Sheet Transactions, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

      INITIAL LOAN DATE shall mean the Business Day on which the first Loan shall be made.

      INELIGIBLE SECURITY shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

      INSOLVENCY PROCEEDING shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

      INTEREST PERIOD shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Option if the Borrower is renewing or converting to the LIBOR Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

      INTEREST RATE HEDGE shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

      INTEREST RATE OPTION shall mean any LIBOR Option or Base Rate Option.

      INTERNAL REVENUE CODE shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

      ISSUING BANK shall mean, with respect to a Letter of Credit, including any replacements therefor or extensions thereof, National City Bank, Huntington National Bank, and any other Lender which shall have consented to its designation by the Borrower as an "Issuing Bank" by providing prior written notice of such designation and consent to the Agent, and any of their respective Affiliates.

      LABOR CONTRACTS shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

      LAW shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

      LENDER-PROVIDED INTEREST RATE HEDGE shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Lender-Provided Interest Rate Hedge (the "Hedge Liabilities") shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Security Documents and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

      LENDERS shall mean the financial institutions named on Schedule 1.01(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

      LETTER OF CREDIT shall have the meaning assigned to that term in Section 2.10(a).

      LETTER OF CREDIT BORROWING shall have the meaning assigned to such term in
Section 2.10(c)(iv).

      LETTER OF CREDIT FEE shall have the meaning assigned to that term in
Section 2.10(b).

      LETTERS OF CREDIT OUTSTANDING shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

      LEVERAGE RATIO shall mean the ratio of (a) Consolidated Total Debt as of the end of the most recently ended fiscal quarter to (b) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters then ended.

      LEVERAGE RATIO LEVEL shall mean on any date of determination a numerical level of either I, II, III, or IV based on the Leverage Ratio of the Borrower on such date as follows:

      Leverage Ratio                                        Leverage Ratio Level
      --------------                                        --------------------
      less than 1.75                                                  I
      greater than or equal to 1.75 but less than 2.25               II
      greater than or equal to 2.25 but less than 2.75              III
      greater than or equal to 2.75                                  IV

The Leverage Ratio Level shall initially be Level II for the period commencing on the Closing Date to the due date for delivery of the Compliance Certificate for the fiscal quarter ending on or about April 30, 2003. On and after the due date for such delivery, the Leverage Ratio Level shall be computed as of the end of each fiscal quarter (beginning with the fiscal quarter ending on or about June 30, 2003) based on the Compliance Certificate for such quarter. Any increase or decrease in the Leverage Ratio Level after the Closing Date shall be effective on the first calendar day following the date on which the Compliance Certificate evidencing the computation of such Leverage Ratio Level is due to be delivered under Section 7.03(c).

      LIBO-RATE shall with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The LIBO-Rate may also be expressed by the following formula:

      LIBO-Rate =    Average of London interbank offered rates quoted
                     by BBA or appropriate successor as shown on
                     Dow Jones Markets Service display page 3750
                     -------------------------------------------
                           1.00 - LIBOR Reserve Percentage

The LIBO-Rate shall be adjusted with respect to any Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the LIBO-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

      LIBOR OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a)(ii).

      LIBOR RESERVE PERCENTAGE shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

      LIEN shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

      LLC INTERESTS shall have the meaning given to such term in Section
5.01(b).

      LOAN DOCUMENTS shall mean this Agreement, the Agent's Letter, the Guaranty Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents; provided, however, that the Security Documents shall not be included among the Loan Documents until the occurrence and continuation of an Event of Default, as set forth at Section 6.01(c) and Section 7.01(k).

      LOAN PARTIES shall mean the Borrower and the Guarantors.

      LOAN REQUEST shall have the meaning given to such term in Section 2.05(a).

      LOANS shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

      MATERIAL ADVERSE CHANGE shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

      MONTH, with respect to an Interest Period under the LIBOR Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

      MOODY'S shall mean Moody's Investors Service, Inc. and its successors.

      MULTIEMPLOYER PLAN shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

      MULTIPLE EMPLOYER PLAN shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

      NATIONAL CITY BANK shall mean National City Bank, a national banking association, and its successors and assigns.

      NOTES shall mean the Revolving Credit Notes and the Swing Note, if any.

      NOTICES shall have the meaning assigned to that term in Section 10.06.

      OBLIGATION shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, any Notes, the Letters of Credit, the Agent's Letter or any other Loan Document. Obligations shall include the liabilities to any Lender under any Lender-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

      OFFERED RATE OPTION shall mean the rate of interest quoted from time to time by the Agent to the Borrower and accepted by the Borrower with respect to a Swing Loan.

      OFF-BALANCE SHEET TRANSACTION shall mean, as to any Person at any time, any transaction the liabilities in respect of which do not appear on the liability side of a balance sheet, or any transaction utilizing a special purpose entity, conduit, or similar vehicle, in any case constituting the functional equivalent of borrowed money or otherwise providing for a material liability of such Person (including without limitation asset or other securitizations, Sale-Leasebacks, synthetic leases and the like, but excluding operating leases arising in the ordinary course of business).

      OFFSHORE SUBSIDIARY shall mean a Subsidiary of a Loan Party, which Subsidiary is organized under the laws of any jurisdiction other than the United States or a state thereof and which Subsidiary is engaged in the purchase of goods outside of the United States for the sale of such goods to a Loan Party for resale by a Loan Party at its retail locations.

      OFFICIAL BODY shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

      PARTICIPATION ADVANCE shall mean, with respect to any Lender, such Lender's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10(d).

      PARTNERSHIP INTERESTS shall have the meaning given to such term in Section 5.01(b).

      PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

      PERMITTED ACQUISITIONS shall have the meaning assigned to such term in
Section 7.02(e).

      PERMITTED LIENS shall mean:

            (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

            (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

            (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

            (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

            (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

            (vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders securing the Obligations including liabilities under any Lender-Provided Interest Rate Hedge;

            (vii) Liens on property subject to a Sale-Leaseback permitted pursuant to the terms hereof and Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

            (viii) Any Lien existing on the date of this Agreement and described on Schedule 1.01(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

            (ix) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $3,500,000 in any fiscal year of Borrower (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.01(P)); and

            (x) Any of the following non-consensual Liens provided that such Liens do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents and provided further that the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed:

                  (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                  (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                  (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsentual Liens; or

                  (4) Liens resulting from final judgments or orders described in Section 8.01(f) provided such final judgment is discharged, vacated, bonded or stayed pending appeal within thirty (30) days of entry.

      PERSON shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

      PLAN shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

      POTENTIAL DEFAULT shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

      PRINCIPAL OFFICE shall mean the main banking office of the Agent in Cleveland, Ohio.

      PROHIBITED TRANSACTION shall mean any prohibited transaction as defined in
Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

      PROPERTY shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

      PURCHASE MONEY SECURITY INTEREST shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

      PURCHASING LENDER shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

      RATABLE SHARE shall mean the proportion that a Lender's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitments) of all of the Lenders.

      REGISTER shall have the meaning ascribed to such term by Section 9.12.

      REGULATED SUBSTANCES shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "pesticide" or "regulated substance" or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

      REGULATION U shall mean any of Regulations U, T and X, as applicable, as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

      REIMBURSEMENT OBLIGATION shall have the meaning assigned to such term in
Section 2.10(c)(ii).

      REMEDIAL ACTION shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

      REPORTABLE EVENT shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

      REQUIRED LENDERS shall mean Lenders whose Revolving Credit Commitments aggregate at least 51% of the Revolving Credit Commitments of all of the Lenders, or if the Revolving Credit Commitments have terminated in their entirety, those Lenders the sum of whose Revolving Credit Loans, Swing Loans, and Ratable Share of Letters of Credit Outstanding aggregate at least 51% of all Revolving Credit Loans, Swing Loans, and Letters of Credit Outstanding.

      REVOLVING CREDIT COMMITMENT shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.01(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter as maintained by Agent in the Register.

      REVOLVING CREDIT LOANS shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section
2.01 or Section 2.10(c).

      REVOLVING CREDIT NOTE shall mean any Revolving Credit Note of the Borrower in the form of Exhibit 1.01(R) issued by the Borrower at the request of a Lender pursuant to Section 4.07 evidencing the Revolving Credit Loans to such Lender, together with all amendments, extensions, renewals, replacements, refinancing, or refundings thereof in whole or in part.

      REVOLVING FACILITY USAGE shall mean at any time the sum of the Revolving Credit Loans and Swing Loans outstanding and the Letters of Credit Outstanding.

      SAFETY LAWS shall mean the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, territorial, provincial state or local Law, each as amended, and any regulations promulgated thereunder or any other foreign, territorial, provincial, federal, state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

      SAFETY COMPLAINTS shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or
(iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.

      SAFETY FILINGS AND RECORDS shall mean all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including, but not limited to, employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Official Body the Loan Parties or any Subsidiaries of any Loan either must be submit to an Official Body or otherwise must maintain in their records.

      SALE-LEASEBACK shall have the meaning set forth at Section 7.02(p).

      SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

      SECTION 20 SUBSIDIARY shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

      SECURITY AGREEMENT shall mean the Security Agreement in substantially the form of Exhibit 1.1(S)(1) executed and delivered by each of the Loan Parties to the Agent for the benefit of the Lenders pursuant to Section 6.01(c) and Section 7.01(k).

      SECURITY DOCUMENTS shall mean the Security Agreement and all other documents, instruments, and agreements sufficient to provide the Agent for the benefit of the Lenders with a first priority perfected Lien, subject only to Permitted Liens, on all property, real and personal, of the Loan Parties (subject, however, to a limitation on pledges of shares of stock held by a Loan Party in a Subsidiary organized outside of the United States up to an amount that would not result in an adverse tax consequence to any of the Loan Parties under Section 956 of the Internal Revenue Code) pursuant to Section 6.01(c) and
Section 7.01(k).

      SIGNIFICANT ASSET SALE shall mean any sale or related sales of assets outside of the ordinary course of business (including the sale aspect of a Sale-Leaseback) and permitted under Section 7.02(f), which assets have an aggregate value of at least $3,500,000, provided, however, that life insurance policies covering key individuals of the Loan Parties to be held by a to be formed trust and payable with respect to certain benefit plans shall not be included among the assets referred to in this definition.

      SIGNIFICANT RECOVERY EVENT shall mean any recovery event or related recovery events affecting assets having an aggregate value of at least $3,500,000, provided, however, that life insurance policies covering key individuals of the Loan Parties to be held by a to be formed trust and payable with respect to certain benefit plans shall not be included among the assets referred to in this definition.

      SOLVENT shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      STANDARD & POOR'S shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

      STANDBY LETTER OF CREDIT shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

      STANDBY LETTER OF CREDIT RATE shall mean the Applicable Margin under the LIBOR Option.

      SUBSIDIARY of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries,
(iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

      SUBSIDIARY SHARES shall have the meaning assigned to that term in Section 5.01(b).

      SWING LOAN BANK shall mean National City Bank.

      SWING LOAN COMMITMENT shall mean Swing Loan Bank's commitment to make Swing Loans to the Borrower pursuant to Section 2.01(b) hereof in an aggregate principal amount up to $10,000,000.

      SWING LOAN NOTE shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.01(S)(2) issued by the Borrower at the request of Swing Loan Bank pursuant to Section 2.07 evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

      SWING LOAN REQUEST shall mean a request for Swing Loans made in accordance with Section 2.05(b) hereof.

      SWING LOANS shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by Swing Loan Bank to the Borrower pursuant to Section 2.01(b) hereof.

      TRANSFEROR LENDER shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

      UTILIZATION FEE shall have the meaning assigned to that term in Section 2.03.

      Section 1.02. Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

            (a) Number; Inclusion. references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

            (b) Determination. references to "determination" of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

            (c) Agent's Discretion and Consent. whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

            (d) Documents Taken as a Whole. the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

            (e) Headings. the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

            (f) Implied References to this Agreement. Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

            (g) Persons. reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

            (h) Modifications to Documents. reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

            (i) From, To and Through. relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

            (j) Independence of Covenants and Terms. All covenants and other terms of this Agreement shall each be given effect so that if a particular action or condition is not permitted by any such covenant or other term, the fact that it would be expressly or impliedly permitted by another covenant or term, by an exception thereto, or be otherwise within the limitations thereof, shall not result in such action or condition being permissible.

            (k) Shall; Will. references to "shall" and "will" are intended to have the same meaning.

      Section 1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.02 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.02 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 5.01(h)(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.02 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

             ARTICLE II REVOLVING CREDIT AND SWING LOAN FACILITIES

      Section 2.01 Revolving Credit Commitments.

            (a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the

Expiration Date provided that after giving effect to each such Loan the aggregate amount of Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01.

            (b) Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, Swing Loan Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to the Expiration Date, in an aggregate principal amount up to but not in excess of $10,000,000 (the "Swing Loan Commitment"), provided that, notwithstanding the demand nature of Borrower's obligation to repay Swing Loans, all Swing Loan outstanding shall be due and payable in full on the fifteenth (15th) day of each month (or, if earlier, on the Expiration Date) and provided further that (i) the aggregate principal amount of Swing Loans and the Revolving Credit Loans of Swing Loan Bank at any time outstanding and of Swing Loan Bank's Ratable Share of Letters of Credit Outstanding shall not exceed the Revolving Credit Commitment of Swing Loan Bank, and (ii) the Revolving Facility Usage at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01(b).

      Section 2.02 Nature of Lenders' Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.05 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letters of Credit Outstanding and minus its Ratable Share of Swing Loans outstanding. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

      Section 2.03 Utilization Fee. The Borrower agrees to pay to the Agent for the account of each Lender, a nonrefundable utilization fee (the "Utilization Fee") at a rate per annum equal to the Applicable Utilization Fee Rate (computed on the basis of a year of 360 days for the actual days elapsed) on such Lender's Ratable Share of the Revolving Facility Usage (excluding Documentary Letters of Credit but specifically including Standby Letters of Credit) for each day on which the Revolving Facility Usage (excluding, however, Documentary Letters of Credit but specifically including Standby Letters of Credit) exceeds fifty percent (50%) of the total amount of the Revolving Credit Commitments (and including each day on which Loans or any Letter of Credit remain outstanding after the Commitments shall have expired or been terminated). All such Utilization Fees shall be payable in arrears on the last Business Day of each July, October, January, and April after the date hereof and on the Expiration Date or upon acceleration of the Loan.

      Section 2.04 Revolving Credit Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, as consideration for such Lender's Revolving Credit Commitment, a nonrefundable facility fee (the "Facility Fees")which shall accrue at the Applicable Facility Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) on the daily amount of such Lender's Revolving Credit Commitment (whether used or unused) during the period from and including the Closing Date to the date on which such Revolving Credit Commitment terminates. Accrued facility fees shall be payable in arrears on the last Business Day of each July, October, January, and April after the date hereof and on the date on which such Revolving Credit Commitment terminates.

      Section 2.05 Revolving Credit Loan Requests; Swing Loan Requests.

            (a) Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section
3.02 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Cleveland time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Option applies or the conversion to or the renewal of the LIBOR Option for any Loans, and (ii) on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or on the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan then subject to the LIBOR Option, of a duly completed request therefor substantially in the form of Exhibit 2.05(A) or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $2,500,000 for each Borrowing Tranche to which the LIBOR Option applies and integral multiples of $500,000 and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the LIBOR Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the LIBOR Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

            (b) Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request Swing Loan Bank to make Swing Loans by delivery to Swing Loan Bank, with a copy to the Agent, not later than 10:00 a.m., Cleveland time, on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.05(B) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Swing Loan Bank and Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be an integral multiple of $500,000.

      Section 2.06 Making Revolving Credit Loans and Swing Loans.

            (a) Making Revolving Credit Loans. The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.05, notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.02 [Nature of Lenders' Obligations]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in

U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Cleveland time on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

            (b) Making Swing Loans. So long as Swing Loan Bank elects to make Swing Loans, Swing Loan Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.05(b), fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Cleveland time on the Borrowing Date.

      Section 2.07 Swing Loan Note. The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by Swing Loan Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as
Exhibit 1.01(S)(2) payable to the order of Swing Loan Bank in a face amount equal to the Swing Loan Commitment.

      Section 2.08 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for (i) working capital and letters of credit, (ii) capital expenditures, and (iii) general corporate purposes, and in accordance with
Section 7.01(j) [Use of Proceeds].

      Section 2.09 Borrowings to Repay Swing Loans. Swing Loan Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if Swing Loan Bank so requests, accrued interest thereon; upon any such demand being made, Borrower shall be deemed to have requested that such Swing Loans be converted to Revolving Credit Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.05(a), Article VI, and otherwise without regard to any of the requirements of those provisions. Swing Loan Bank shall provide notice to Agent who shall provide such notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.09 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.05(a), Article VI, or otherwise are then satisfied) by the time Swing Loan Bank so requests, which shall not be earlier than 10:00 a.m., Cleveland time, on the Business Day next after the date the Lenders receive such notice from Swing Loan Bank.

      Section 2.10 Letter of Credit Subfacility.

            (a) Issuance of Letters of Credit. Borrower may request the issuance of a letter of credit (each a "Letter of Credit") on behalf of itself for its benefit or for the benefit of another Loan Party or any Subsidiary of a Loan Party by delivering to the Issuing Bank selected by the Borrower (with a copy to the Agent) a completed application or application and agreement for letters of credit in such form, at such time, and with such advance notice as the Issuing Bank may specify from time to time. Each Letter of Credit shall be either a Standby Letter of Credit or a Documentary Letter of Credit.

Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Issuing Bank will issue a Letter of Credit, provided that each Letter of

Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, provided, however, that Documentary Letters of Credit may provide for automatic renewal (but in no event expire later than is set forth in the directly following Clause (B)) subject to contrary notice given by the Issuing Bank, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date, and provided that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, the Revolving Credit Commitments or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. The letters of credit set forth on Schedule 2.10 are hereby deemed to be Letters of Credit issued hereunder and governed pursuant hereto.

            (b) Letter of Credit Fees. The Borrower shall pay to the Agent for the ratable account of the Lenders a fee (the "Letter of Credit Fee") equal to the Documentary Letter of Credit Rate for each Documentary Letter of Credit issued and the Standby Letter of Credit Rate for each Standby Letter of Credit issued (computed on the basis of a year of 360 days for the actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the last Business Day of each July, October, January, and April following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to each Issuing Bank for the Issuing Bank's sole account, at the times determined by the Issuing Bank, the Issuing Bank's then in effect fronting frees and customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment of proceeds or transfer (if any), negotiation, and administration of Letters of Credit.

            (c) Disbursements, Reimbursement.

                  (i) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, and each Lender shall be responsible to reimburse such Issuing Bank immediately for its Ratable Share of, or purchase a participation in such amount in any Letter of Credit Borrowing relating to, any disbursement under any Letter of Credit which has not been reimbursed by Borrower in accordance with this Section 2.10(c) by making its Ratable Share of the Revolving Credit Loans, or the amount of its participation, referred to in this Section 2.10(c) available to the Agent for the account of the Issuing Bank. Upon the request of any Lender, the Issuing Banks shall notify the Agent and the Agent shall notify each Lender of the amount of such Lender's participation in Letters of Credit.

                  (ii) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Agent and the Borrower, and the Agent will promptly notify the Borrower. The Borrower shall reimburse (such obligation to reimburse shall sometimes be referred to as a "Reimbursement Obligation") the Agent for the account of the Issuing Bank prior to noon Cleveland time on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by the Issuing Bank and the Agent shall promptly forward such amount to the Issuing Bank. In the event the Borrower fails to reimburse the Agent for the account of the Issuing Bank for the full amount of any drawing under any Letter of Credit by noon on the Drawing Date, the Agent will promptly notify each Lender (including the Issuing
Bank) thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit. Any notice given by the Agent pursuant to this Section

2.10(c)(ii) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (iii) Each Lender shall upon any notice pursuant to Section 2.10(c)(ii) above make available to the Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10(c)(iv) below) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. Revolving Credit Loans made pursuant to the preceding sentence shall be deemed to have been properly requested in accordance with Section 2.05(a), Article VI, and otherwise without regard to any of the requirements of those provisions. If any Lender so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Lender's Ratable Share of such amount by no later than 2:00 p.m., Cleveland time on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Issuing Bank will promptly give notice to the Agent and each other Lender of the occurrence of the Drawing Date, but failure of the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.10(c)(iii).

                  (iv) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10(c)(ii) above, for any reason, the Borrower shall be deemed to have incurred from the Issuing Bank a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender's payment to the Agent pursuant to Section 2.10(c)(iii) above shall nevertheless be due and shall be deemed to be a payment in respect of its purchase of a participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Lender in satisfaction of its participation obligation under this Section 2.10(c).

            (d) Repayment of Participation Advances.

                  (i) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit, or (ii) in payment of interest on such a payment made by the Issuing Bank under such a Letter of Credit, in either case with respect solely to which any Lender has made a Participation Advance to the Agent, the Agent will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender's Ratable Share of such funds (up to the amount of such Lender's Participation Advance), except the Agent shall pay to the Issuing Bank the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by Issuing Bank or the interest thereon.

                  (ii) If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.10(d)(i) directly above in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

            (e) Documentation. Each Loan Party agrees to be bound by the terms of an Issuing Bank's application and agreement for letters of credit and the Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of its gross negligence or willful misconduct, no Issuing Bank shall be liable for any error, negligence or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

            (f) Nature of Participation and Reimbursement Obligations. Each Lender's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10(c) above, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

                        (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Agent, the Borrower or any other Person for any reason whatsoever;

                        (B) the failure of any Loan Party or any other Person to comply, in connection with a Revolving Credit Loan made pursuant to Section 2.10(c)(iii) or a Letter of Credit Borrowing made pursuant to Section 2.10(c)(c)(iv), with the conditions set forth in Section 2.01 [Revolving Credit Commitments], Section 2.05 [Revolving Credit Loan Requests], Section 2.05(b) [Making Revolving Credit Loans] or Article VI [Conditions of Lending and Issuance of Letters of Credit], or otherwise without regard to any of the requirements of those provisions or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of such Revolving Credit Loans, Letter of Credit Borrowings, or Participation Advances;

                        (C) any lack of validity or enforceability of any Letter of Credit;

                        (D) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent, any Issuing Bank or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

                        (E) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or the Issuing Bank or any of the Agent's or Issuing Bank's Affiliates has been notified thereof;

                        (F) payment by any Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                        (G) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

                        (H) any failure by any Issuing Bank to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Bank has received written notice from such Loan Party of such failure within three Business Days after such Issuing Bank shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

                        (I) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

                        (J) any breach of this Agreement or any other Loan Document by any party thereto;

                        (K) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

                        (L) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

                        (M) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

                        (N) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

            (g) Indemnity. In addition to amounts payable as provided in Section
9.05 [Reimbursement of Agent by Borrower, Etc.] and Section 10.03 [Reimbursement and Indemnification of Lenders], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and each Issuing Bank from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any Issuing Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent or any Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

            (h) Liability for Acts and Omissions. As between each Loan Party, each Issuing Bank and the Agent, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any Issuing Bank nor any Issuing Bank's Affiliate shall be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or for a drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit, or any claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms or errors in the translation of any Letter of Credit or any documents or instructions relating thereto; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of any Issuing Bank, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's or any Issuing Bank's rights or powers hereunder; the respective Issuing Bank's only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to generally comply on their face with the requirements of such Letter of Credit (unless any such requirements are waived by a Loan Party). Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Bank any resulting liability to the Borrower or any other Loan Party. In no event shall the Agent or any Issuing Bank be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

      Without limiting the generality of the foregoing, the Agent and each Issuing Bank (i) may rely on any oral or other communication believed in good faith by the Agent or such Issuing Bank to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or such Issuing Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or such Issuing Bank in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

      In furtherance and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or an Issuing Bank under or in connection with any Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or such Issuing Bank under any resulting liability to the Borrower or any Lender.

                           ARTICLE III INTEREST RATES

      Section 3.01 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Base Rate Option or LIBOR Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all of the Revolving Credit Loans accruing interest at the LIBOR Option, and provided further that only the Base Rate Option or the Offered Rate Option shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate.

            (a) Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding refinancing Swing Loans and refinancing Reimbursement Obligations):

                  (i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                  (ii) LIBOR Option: A rate per annum (computed on the basis of a year of 360 days for the actual days elapsed) equal to LIBOR plus the Applicable Margin.

            (b) Rate Quotations. The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

            (c) Change in Fees or Interest Rates. Any increase or decrease in Applicable Margin due to an increase or decrease in the Leverage Ratio Level after the Closing Date shall be effective on the first calendar day following the date on which the Compliance Certificate evidencing the computation of such Leverage Ratio Level is due to be delivered under Section 7.03(c). If the Applicable Margin or Applicable Facility Fee Rate or Applicable Utilization Fee Rate is thereby increased or reduced with respect to any period for which the Borrower has already paid interest or Facility Fees or Utilization Fees, the Agent shall recalculate the additional interest, Facility Fees, and Utilization Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Lenders notice of such recalculation.

                  (i) Any additional interest or Facility Fees or Utilization Fees due from the Borrower shall be paid to the Agent for the account of the Lenders on the next date on which an interest or fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest, Facility Fees, and Utilization Fees shall be paid promptly after receipt of written request for payment from the Agent.

                  (ii) Any interest or Facility Fees or Utilization Fees refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next interest or fee payment due date or, if the Loans have been repaid and the Lenders are no longer committed to lend under this Agreement, the Lenders shall pay the Agent for the account of the Borrower such interest or Facility Fees or Utilization Fees refund not later than five Business Days after written notice from the Agent to the Lenders.

      Section 3.02 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Option:

            (a) Amount of Borrowing Tranche. Each Borrowing Tranche of LIBOR Loans shall be in integral multiples of $500,000 and not less than $2,500,000;

            (b) Renewals. In the case of the renewal of a LIBOR Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

      Section 3.03 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

            (a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10(b) [Letter of Credit Fees] or Section 3.01 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

            (b) Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

Upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, each Loan subject to the LIBOR Option shall, on the last day of the Interest Period then in effect during such Event of Default convert to a Loan subject to the Base Rate Option and bear interest in accordance with the terms of this Section 3.03.

            (c) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

      Section 3.04 LIBOR Unascertainable; Illegality; Increased Costs; Deposits Not Available.

            (a) Unascertainable. If on any date on which a LIBO-Rate would otherwise be determined, the Agent shall have determined that:

                  (i) adequate and reasonable means do not exist for ascertaining such LIBO-Rate, or

                  (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBO-Rate, the Agent shall have the rights specified in Section 3.04(c).

            (b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

                  (i) the making, maintenance or funding of any Loan to which a LIBOR Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                  (ii) such LIBOR Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

                  (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 3.04(c).

            (c) Agent's and Lender's Rights. In the case of any event specified in Section 3.04(a) above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.04(b) above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.04(a) and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Agent of a determination under Section 3.04(b), the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.06(b) [Indemnity], as to any Loan of the Lender to which a LIBOR Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.04 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

      Section 3.05 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period or Interest Rate Option to apply to any Borrowing Tranche of Loans under the LIBOR Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions hereof, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

                              ARTICLE IV PAYMENTS

      Section 4.01 Payments. All payments and prepayments to be made in respect of principal, interest, Utilization Fees, Facility Fees, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Cleveland time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of Swing Loan Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Cleveland time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

      Section 4.02 Pro Rata Treatment of Lenders. Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Utilization Fees, Facility Fees, Letter of Credit Fees, or other fees (except for the Agent's Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 3.04(c) [Agent's and Lender's Rights] in the case of an event specified in Section 3.04 [LIBO-Rate Unascertainable; Etc.], Section 4.04(b) [Replacement of a Lender] or Section
4.06 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to Swing Loan Bank according to
Article II.

      Section 4.03 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the last Business Day of each July, October, January, and April after the date hereof and on the Expiration Date or upon acceleration of the Loan. Interest on Loans to which the LIBOR Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on that day which is three (3) Months after the beginning of such Interest Period. Interest on mandatory prepayments of principal under Section
4.05 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

      Section 4.04 Voluntary Prepayments.

            (a) Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.04(b) below or in Section 4.06 [Additional Compensation in Certain Circumstances]):

                  (i) at any time with respect to any Loan to which the Base Rate Option applies,

                  (ii) on the last day of the applicable Interest Period with respect to Loans to which a LIBOR Option applies,

                  (iii) on the date specified in a notice by any Lender pursuant to Section 3.04 [LIBO-Rate Unascertainable, Etc.] with respect to any Loan to which a LIBOR Option applies.

            Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans subject to the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of Revolving Credit Loans subject to the LIBOR Option or no later than 10:00 a.m. Cleveland time on the date of prepayment of Swing Loans, setting forth the following information:

                  (x) the date, which shall be a Business Day, on which the
            proposed prepayment is to be made;

                  (y) a statement indicating the application of the prepayment between the Swing Loans, Revolving Credit Loans; and

                  (z) the total principal amount of such prepayment, which shall not be less than $1,000,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

            All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.04(c) [Agent's and Lender's rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity].

            (b) Replacement of a Lender. In the event any Lender (i) gives notice under [LIBO-Rate Unascertainable, Etc.] or Section 4.06(a) [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Lender, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender's Commitment within ninety (90) days after (x) receipt of such Lender's notice under Section 3.04 [LIBO-Rate Unascertainable, Etc.] or
Section 4.06(a) [Increased Costs, Etc.], (y) the date such Lender has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Lender, or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 4.06 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] and provided that all Letters of Credit have expired or been terminated or replaced.

            (c) Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.04(b) [Illegality, Etc.] or Section 4.06(a) [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.04(c) shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

            (d) Voluntary Reduction of Commitments. The Borrower shall have the right, upon not less than five (5) Business Days' written irrevocable notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, which notice shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit 4.04(D) (a "Commitment Reduction Notice"). Any such reduction shall be in a minimum amount equal to $2,500,000 or an integral multiple of $2,500,000 in excess thereof, provided, that the Revolving Credit Commitments may not be reduced below the sum of the aggregate principal amount of all Revolving Facility Usage. Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Lenders.

      Section 4.05 Mandatory Prepayments.

            (a) Mandatory Prepayment Upon Sale of Assets; Mandatory Reduction of Revolving Credit Commitments. Within five (5) Business Days of any Significant Asset Sale by any one or more Loan Parties, the Revolving Credit Commitments shall automatically and permanently be reduced in an amount equal to the net cash proceeds of such Significant Asset Sale. On the date of any reduction of the

Revolving Credit Commitments pursuant to this Section 4.05(a), the Borrower shall make a mandatory prepayment of so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Facility Usage will not exceed the Revolving Credit Commitments after giving effect to such reduction. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity]. Notwithstanding the foregoing, no reduction of the Revolving Credit Commitments (or concomitant prepayment as required below) shall be required to the extent of those net cash proceeds from such Significant Asset Sale which Borrower certifies to the Agent that it reasonably expects to use to purchase substitute or replacement assets for use in the business of the Borrower or another Loan Party within one hundred eighty
(180) days of the date of such Significant Asset Sale. All such substitute or replacement assets shall be subject to or, if necessary in the judgment of Agent, made subject to the Security Documents. In the event that such substitution or replacement purchase has not occurred within such one hundred eighty (180) day period, the Borrower shall make a mandatory prepayment of all net cash proceeds not so expended. All net cash proceeds not certified as expected to be so expended on substitute or replacement assets for use in the business of the Borrower or another Loan Party within such one hundred eighty
(180) day period shall be subject to the first sentence of this Section 4.05(a).

            (b) Mandatory Prepayment Upon Significant Recovery Event; Mandatory Reduction of Revolving Credit Commitments. Within five (5) Business Days of any Significant Recovery Event, the Revolving Credit Commitments shall automatically and permanently be reduced in an amount equal to the net cash proceeds of such Significant Recovery Event. On the date of any reduction of the Revolving Credit Commitments pursuant to this Section 4.05(b), the Borrower shall make a mandatory prepayment of so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Facility Usage will not exceed the Revolving Credit Commitments after giving effect to such reduction. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity]. Notwithstanding the foregoing, no reduction of the Revolving Credit Commitments (or concomitant prepayment as required below) shall be required to the extent of those net cash proceeds from such Significant Recovery Event which Borrower certifies to the Agent that it reasonably expects to use to purchase substitute or replacement assets for use in the business of the Borrower or another Loan Party within one hundred eighty
(180) days of the date of such Significant Recovery Event. All such substitute or replacement assets shall be subject to or, if necessary in the judgment of Agent, made subject to the Security Documents. In the event that such substitution or replacement purchase has not occurred within such one hundred eighty (180) day period, the Borrower shall make a mandatory prepayment of all net cash proceeds not so expended. All net cash proceeds not certified as expected to be so expended on substitute or replacement assets for use in the business of the Borrower or another Loan Party within such one hundred eighty
(180) day period shall be subject to the first sentence of this Section 4.05(b).

            (c) Application Among Interest Rate Options; Cash Collateral Under Certain Circumstances. All prepayments required pursuant to this Section 4.05 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Option. In accordance with Section 4.06(b) [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Option on any day other than the last day of the applicable Interest Period. In the event that all Revolving Credit Loans have been prepaid pursuant to Section 4.05(a) or Section 405(b), but the Revolving Facility Usage continues to exceed the Revolving Credit Commitments, then Borrower shall deposit in a non-interest bearing account with the Agent, as cash collateral for the Obligations, an amount equal to the amount by which the Revolving Facility Usage exceeds the Revolving Credit Commitments after giving effect to such reduction, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon and to the extent that the Revolving Credit Commitments (after giving effect to such reduction) plus the amount of such cash collateral exceeds the Revolving Facility Usage, the Agent shall release and return an amount of such cash collateral equal to such excess to the Borrower upon its request.

      Section 4.06 Additional Compensation in Certain Circumstances.

            (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                  (i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Loans or payments by the Borrower of principal, interest, Facility Fees, Utilization Fees, or other amounts due from the Borrower hereunder (except for taxes on the overall net income of such Lender),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender, or

                  (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement and under agreements of a similar nature with other obligors to such Lender, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, by an amount which such Lender in its sole discretion deems to be material, with respect to this Agreement or with respect to the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender's capital, taking into consideration such Lender's customary policies with respect to capital adequacy), such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

            (b) Indemnity. In addition to the compensation required by Section 4.05(a) [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a LIBOR Option) which such Lender sustains or incurs as a consequence of any

                  (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                  (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under
Section 2.05 [Revolving Credit Loan Requests] or Section 3.02 [Interest Periods] or notice relating to prepayments under Section 4.04 [Voluntary Prepayments], or

                  (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee, Utilization Fee, or any other amount due hereunder.

            If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

      Section 4.07 Taxes.

            (a) No Deductions. All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes applicable to any Lender of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07(a)) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

            (b) Stamp Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

            (c) Indemnification for Taxes Paid by a Lender. Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.07(c)) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date a Lender makes written demand therefor.

            (d) Certificate. Within 30 days after the date of any payment of any Taxes by Borrower, Borrower shall furnish to each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Lender, provide a certificate of an officer of Borrower to that effect.

            (e) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.07(c) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

      Section 4.08 Judgment Currency.

            (a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

            (b) Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

      Section 4.09 Notes; Principal Payment of Revolving Credit Loans. Borrower hereby promises to pay to the order of each Lender the lesser of (i) the principal sum of such Lender's Revolving Credit Commitment, or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by such Lender to the Borrower pursuant to this Agreement, payable together with all other amounts outstanding hereunder no later than 11:00 a.m. on the Expiration Date, and to pay interest on the unpaid principal balance thereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, this Agreement (notwithstanding any one or more judgments or defaults) and at the times provided for in this Agreement. Subject to the terms hereof, payments of principal, interest, fees, and all other amounts from time to time payable hereunder shall be made without setoff, counterclaim, or other deduction of any nature at the Principal Office of the Agent in lawful money of the United States of America in immediately available funds. Upon the request of any Lender, the Revolving Credit Loans made by such Lender may be evidenced by a Revolving Credit Note in the form of Exhibit 1.01(R).

                    ARTICLE V REPRESENTATIONS AND WARRANTIES

      Section 5.01 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Lenders as follows:

            (a) Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

            (b) Subsidiaries.

                  (i) Schedule 5.01(B)(I) states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.01(B).

                  (ii) Schedule 5.01(B)(II) sets forth the location in the United States of every store and other place at which any inventory of any Loan Party is held, other than any such inventory that is in transit.

            (c) Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

            (d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and except to the extent that the effectiveness of any Security Document or Ancillary Security Document is expressly limited by the terms hereof.

            (e) No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

            (f) Litigation. There are no actions, suits, proceedings or investigations (other than Environmental Complaints and Safety Complaints which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body (excluding any Environmental Complaints and Safety Complaints which are specifically addressed in
Section 5.01(u) [Environmental Matters and Safety Matters]) which may result in any Material Adverse Change.

                  (g) Title to Properties. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances (other than Environmental Complaints which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Complaints]) except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

            (h) Financial Statements.

                  (i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended February 1, 2003 (the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

                  (ii) Financial Projections. The Borrower has delivered to the Agent financial projections of the Borrower and its Subsidiaries for the period of Borrower's fiscal years 2003, 2004 and 2005 derived from various assumptions of the Borrower's management (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower's management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

                  (iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since February 1, 2003, no Material Adverse Change has occurred.

            (i) Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

                  (i) General. The Loan Parties intend to use the proceeds of the Loans in accordance with Section 2.07 and Section 7.01(j).

                  (ii) Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

                  (iii) Section 20 Subsidiaries. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

            (j) Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

            (k) Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

            (l) Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law (other than any such consents, filings, notices or registrations required by Environmental Law which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.01(L), all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.01(L).

            (m) No Event of Default; Compliance With Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made available on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

            (n) Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses or holds valid and effective licenses covering all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

            (o) Insurance. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

            (p) Compliance With Laws. The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws or Safety Laws which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

            (q) Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

            (r) Investment Companies; Regulated Entities. None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

            (s) Plans and Benefit Arrangements.

                  (i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group
(i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

                  (ii) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                  (iii) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

            (t) Employment Matters. Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding material grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts.

            (u) Environmental Matters. None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint, and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or any predecessor in interest of any such Loan Party or Subsidiary of any Loan Party or any of the Properties or, to any Loan Party's knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Required Environmental Permits. The Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to do so would constitute a Material Adverse Change. The Loan Parties and their Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so would not constitute a Material Adverse

Change. None of the Loan Parties or any Subsidiaries of any Loan Party has received any Safety Complaint and none of the Loan Parties has any reason to believe that such an Safety Complaint might be received. The Loan Parties and their Subsidiaries are in compliance with all applicable Safety Laws except where the failure to do so would constitute a Material Adverse Change.

            (v) Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

            (w) Solvency. Both the Borrower and the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

            (x) Tax Shelter Intentions. Subject to any later inconsistent notice provided pursuant to Section 7.03(i), neither Borrower nor any other Loan Party intends to treat any Loan or Letter of Credit or any transaction related thereto as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4, as amended from time to time).

      Section 5.02 Continuation of Representations. The Loan Parties make the representations and warranties in this Article V on the date hereof and on the Closing Date and each date thereafter on which a Loan is made or a Letter of Credit is issued as provided in and subject to Article VI.

       ARTICLE VI CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

      The obligation of each Lender to make Loans and of any Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

      Section 6.01 First Loans and Letters of Credit. On the Initial Loan Date:

            (a) Officer's Certificate. The representations and warranties of each of the Loan Parties contained in Article V and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and, by their execution and delivery hereof, each of the Loan Parties shall be deemed to have delivered to the Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date, to each such effect.

            (b) Secretary's Certificate. There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

                  (i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

                  (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and

                  (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

            (c) Delivery of Loan Documents, Security Documents. This Agreement, the Guaranty Agreement and the Security Documents and such Ancillary Security Documents as are appropriate at such time, shall have been duly executed and delivered to the Agent for the benefit of the Lenders, together with all appropriate financing statements. The Agent and the Lenders and each of the Loan Parties hereby agree that the Security Documents and such Ancillary Security Documents shall become and thereafter be deemed irrevocably effective, and the security interest granted pursuant to the Security Agreement shall attach, only upon the occurrence and continuation of an Event of Default, provided that such effectiveness and attachment shall continue with respect to each item of collateral security covered thereby until such item is released in connection with the indefeasible repayment of all Loans and the expiration of all Letters of Credit and the permanent termination of all Commitments, or pursuant to an agreement, waiver, consent, release, or the like granted pursuant to Section 10.01(c), or as otherwise provided herein. For the avoidance of any doubt, the Guaranty Agreement shall become effective upon its receipt by Agent.

            (d) Opinion of Counsel. There shall be delivered to the Agent for the benefit of each Lender a written opinion of Porter Wright Morris & Arthur, LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated as of the Closing Date and in form and substance satisfactory to the Agent and its counsel:

                  (i) as to the matters set forth in and subject to Exhibit 7.1.4; and

                  (ii) as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

            (e) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be completed to the satisfaction of Agent and shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such reports, appraisals, counterpart originals or certified or other copies of all such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

            (f) Payment of Fees. The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid the fees accrued through the Closing Date (including fees arising under the Agent's Letter) and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

            (g) Consents. All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.01(L) shall have been obtained.

            (h) Officer's Certificate Regarding MACs. Since February 1, 2003, no Material Adverse Change shall have occurred and, by their execution and delivery hereof, each of the Loan Parties shall be deemed to have delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date of each Loan Party to such effect.

            (i) No Violation of Laws. The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

            (j) No Actions or Proceedings. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents, or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

            (k) Insurance. The Borrower shall have delivered to the Agent evidence of the insurance required under the Loan Documents.

            (l) Financial Model. The Borrower shall have delivered to the Agent a three-year financial model for the Borrower and its Subsidiaries on a consolidated basis, which model shall include an income statement, balance sheet, statement of cash flows and assumptions.

            (m) Existing Indebtedness; Payoff Letters. Concurrently with the transactions contemplated hereby, (i) that Credit Agreement, dated as of August 13, 1999, among Borrower, the lenders party thereto, Citicorp USA, Inc., as syndication agent, and JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as amended, modified, or supplemented to the date hereof and (ii) those credit facilities between Borrower or any one or more Loan Parties and Fifth Third Bank or The Huntington National Bank (to the extent not permitted by the terms of Section 7.02(a)), shall have been terminated and the Borrower shall have delivered to the Agent payoff letters executed by the affected Lenders acknowledging such termination.

            (n) No Disruption of Financial or Capital Markets. There shall have been no material adverse change in the syndication markets for credit facilities similar in nature to the credit facility governed hereby, and there shall not have occurred and be continuing a material disruption of or material adverse change in the financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Agent in its sole discretion.

      Section 6.02 Each Additional Loan or Letter of Credit. At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Article V and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be; and the Loan Parties shall have delivered to the Agent for the benefit of the Lenders duly executed and completed Security Documents, and such Ancillary Security Documents as are appropriate at such time, to the extent not previously provided. Each Loan Request and application for a Letter of Credit submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 6.02 have been satisfied on and as of the date of the applicable Loan Request or application for Letter of Credit.

                              ARTICLE VII COVENANTS

      Section 7.01 Affirmative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

            (a) Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.02(e) [Liquidations, Mergers, Etc.].

            (b) Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that the obligor with respect to such liabilities (other than taxes) has accepted a surety bond with respect thereto in consideration of not pursuing such liability against the relevant Loan Party or except to the extent that all such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but in any case only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

            (c) Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent.

            (d) Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

            (e) Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

            (f) Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

            (g) Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

            (h) Plans and Benefit Arrangements. The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

            (i) Compliance With Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws and Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.01(i) if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 7.01(i) if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

            (j) Use of Proceeds. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for (i) general corporate purposes, working capital and letters of credit, and (ii) capital expenditures. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

            (k) Liens, Ancillary Security Documents. Upon the occurrence and continuation of an Event of Default, all Security Documents shall without any act or consent of any Loan Party become and thereafter be deemed irrevocably effective (subject to the proviso of Section 6.01(c)), whereupon any and all actions of the Agent necessary to make such Liens effective as between any Loan Party and the Agent on behalf of the Lenders or as to any third party (including the filing of UCC financing statements) are hereby authorized by each Loan Party at the joint and several expense of the Loan Parties. The Loan Parties shall provide to Agent for the benefit of the Lenders any additional Security Documents deemed advisable by Agent and shall provide all Ancillary Security Documents to Agent for the benefit of the Lenders, all at the joint and several cost and expense of the Loan Parties.

      Section 7.02 Negative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

            (a) Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                  (i) Indebtedness under the Loan Documents;

                  (ii) Existing Indebtedness as set forth on Schedule 7.02(A) (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.02(A);

                  (iii) Indebtedness (not otherwise set forth on Schedule 7.02(A)) secured by Purchase Money Security Interests to the extent permitted by
Section 7.02(b);

                  (iv) Indebtedness of a Loan Party to another Loan Party, and Indebtedness owing to a Loan Party by an Offshore Subsidiaries or by a Subsidiary engaged in the retail sale of goods in Puerto Rico, provided that the aggregate amount provided by all Loan Parties of all investments in, loans or advances to, and other capitalization of any nature of all Offshore Subsidiaries and of all Subsidiaries engaged in the retail sale of goods in Puerto Rico shall not exceed $5,000,000;

                  (v) Any Lender-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Agent;

                  (vi) Credit facilities in favor of Offshore Subsidiaries denominated in U.S. Dollars granted by one or more Lenders, in a maximum aggregate amount not to exceed 5.0% of Consolidated Tangible Net Worth, provided that each such credit facility is supported on a dollar for dollar basis by Letters of Credit, and provided, further, that all such credit facilities shall be solely for the issuance of letters of credit for the account of one or more Offshore Subsidiaries for use by such Offshore Subsidiaries in the purchase outside the United States of goods to be sold to a Loan Party for the resale thereof by a Loan Party at its retail locations; and

                  (vii) Other Indebtedness of the Loan Parties plus the amount of Indebtedness of Offshore Subsidiaries and Subsidiaries engaged in the retail sale of goods in Puerto Rico permitted pursuant to Clause (vi) directly above in an aggregate amount not to exceed 10.0% of Consolidated Tangible Net Worth, but in no event may any such other Indebtedness permitted by this Clause (vii) be comprised of any facility or obligation providing or relating to letters of credit other than as set forth in Clause (vi) directly above.

            (b) Liens. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time (i) create, incur, assume or suffer to exist any Lien (including any lien or other encumbrance authorized by Environmental Laws) on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens or (ii) directly or indirectly, enter into any agreement, understanding or other arrangement with any other Person which purports to prohibit or limit in any manner the ability of any Loan Party to create or permit to exist any security interest, mortgage, pledge, lien, or other encumbrance on or against any of this property or assets except in favor of the Agent for the benefit of the Lenders.

            (c) Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder and except for endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business and except for Letters of Credit issued in support of credit facilities permitted in favor of Offshore Subsidiaries pursuant to Section 7.02(a)(vi).

            (d) Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                  (i) trade credit extended on usual and customary terms in the ordinary course of business;

                  (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

                  (iii) loans, advances and investments in other Loan Parties; and, loans, advances, and investments in Offshore Subsidiaries, in Subsidiaries engaged in the retail sale of goods in Puerto Rico and in that joint venture doing business as "Goldmark," in each case to the extent permitted by Section 7.02(h); and
loans, advances and investments made in accordance with the investment policy of Borrower set forth on Schedule 7.02(D) (the "Investment Policy"), as such Investment Policy is amended from time to time upon the written consent of the Required Lenders thereto. Such consent of the Required Lenders shall not be unreasonably withheld and, upon the written request of Borrower provided to Agent and the Lenders, Borrower may request such consent of the Required Lenders and the Lenders and Agent agree to endeavor, in good faith, to consider such request in light of the then applicable and projected financial condition of the Loan Parties as a whole, the condition of the capital markets generally and general considerations of safety and soundness.

            (e) Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

                  (i) any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, and

                  (ii) any Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each an "Permitted Acquisition"), provided that each of the following requirements is met:

                        (A) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

                        (B) the Loan Parties, such Person and its owners, as applicable, shall comply with Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

                        (C) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

                        (D) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.02(i) [Continuation of or Change in Business];

                        (E) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

                        (F) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 7.02(m), 7.02(n), and 7.02(o) [financial covenants] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted

Acquisition) by delivering at least thirty (30) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.02(E) evidencing such compliance;

                        (G) the aggregate Consideration paid or to be paid by the Loan Parties for all Permitted Acquisitions made through the date of any Permitted Acquisition shall not exceed an amount equal to ten (10%) of Consolidated Tangible Net Worth at the time of any such Permitted Acquisition or proposed Permitted Acquisition; and

                        (H) upon request of any Lender, the Loan Parties shall deliver to the Agent and such Lender at least thirty (30) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition (together with revisions thereof and the final agreements with respect thereto) and shall deliver to the Agent and such Lender such other information about such Person or its assets as any Loan Party may reasonably require.

            (f) Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party and including Sale-Leasebacks), except:

                  (i) transactions involving the sale of inventory in the ordinary course of business;

                  (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

                  (iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

                  (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

                  (v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that
(A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (B) the aggregate value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed in any fiscal year $15,000,000.

            (g) Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.

            (h) Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors]; provided, however, that the Loan Parties may own Offshore Subsidiaries and Subsidiaries engaged in the retail sale of goods in Puerto Rico and such Offshore Subsidiaries and Puerto Rican Subsidiaries shall not be subject to the requirements of Subclauses (i) and (ii) directly above, and provided further that the aggregate amount provided by the Loan Parties of all investments in, loans or advances to, and other capitalization of any nature of all Offshore Subsidiaries and of such Subsidiaries engaged in the retail sale of goods in Puerto Rico shall not exceed $5,000,000. Each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture except that the Loan Parties may make loans, advances and investments to or in G Too, LLC, a joint venture between Borrower and Angus & Coote Holdings Ltd. (such joint venture doing business as "Goldmark") in an aggregate amount not to exceed the following respective maximum amount during the corresponding period set forth below:

                            PERIOD:                                          MAXIMUM AMOUNT:
        Closing Date to the First Anniversary of
                  Closing Date                                                $4,000,000

        First Anniversary of Closing Date to the Second
                  Anniversary of Closing Date                                   $6,000,000

        Second Anniversary of Closing Date to the Third
                  Anniversary of Closing Date                                   $8,000,000


            (i) Dividends and Restricted Payments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except

                  (i) dividends or other distributions payable to another Loan Party,

                  (ii) dividends other than those described in clause (i), provided the aggregate amount of such dividend to be paid by any Loan Party or Subsidiary of any Loan Party in any given fiscal year shall not exceed twenty percent (20%) of the reported fiscal year net earnings of such Loan Party or Subsidiary for such fiscal year, and

                  (iii) redemptions of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests provided the aggregate amount of such redemptions shall not exceed thirty percent (30%) of the reported fiscal year net earnings of such Loan Party or Subsidiary for such fiscal year.

            (j) Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business conducted by the Loan Parties as of the Closing Date, and such Loan Party or Subsidiary shall not permit any material change in such business.

            (k) Plans and Benefit Arrangements. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA or otherwise violate ERISA:

            (l) Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period ending on that Saturday nearest to the last Business Day of January of each calendar year.

            (m) Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed 3.0 to 1.0.

            (n) Minimum Coverage Ratio. The Loan Parties shall not permit the Coverage Ratio to be less than 2.5 to 1.0.

            (o) Minimum Tangible Net Worth. The Borrower shall not at any time permit Consolidated Tangible Net Worth to be less than Base Net Worth.

            (p) Sale and Leaseback. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if such Loan Party or Subsidiary at the time of such sale or disposition intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose (each a "Sale-Leaseback") except that the Loan Parties may enter into a Sale-Leaseback the transfer or sale aspect of which is in compliance with Section 7.02(f) and all Sale-Leasebacks shall be subject to
Section 7.02(a) and Section 7.02(b) and the Loan Parties acknowledge and agree that the sale aspect of any such Sale-Leaseback shall be subject to the mandatory prepayment requirements of Section 4.05(a) (including the threshold requirements of the definition of Significant Asset Sale).

      Section 7.03 Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Lenders:

            (a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, retained earnings, stockholders' equity and cash flows for for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.03(a) if within forty-five (45) days after the end of their fiscal quarter, the Borrower delivers to the Agent and each of the Lenders a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.

            (b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, retained earnings, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent (for the avoidance of doubt, those certified public accounting firms conducting business under the names listed on Schedule 7.03(B) are satisfactory to Agent absent a determination by and written notice from the Agent to Borrower to the contrary, which determination shall not be unreasonably made; and, Agent will provide to Borrower an update to Schedule 7.03(B) on an annual basis). The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.03(b) if within ninety (90) days after the end of their fiscal year, the Borrower delivers to the Agent and each of the Lenders a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

            (c) Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to
Section 7.03(a) [Quarterly Financial Statements] and Section 7.03(b) [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.03(C), to the effect that, except as described pursuant to Section 7.03(d) [Notice of Default], (i) the representations and warranties of the Borrower contained in Article V and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and
(iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.02 [Negative Covenants].

            (d) Notice of Default. Promptly after any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

            (e) Notice of Litigation. Promptly after the commencement thereof, notice of all (i) actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, or (ii) Environmental Complaint, which individually or in the aggregate with respect to either (i) or (ii) if adversely determined would constitute a Material Adverse Change.

            (f) Sale of Assets. At least thirty (30) days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.02(f)(v).

            (g) Budgets, Forecasts, Other Reports and Information. Promptly upon their becoming available to the Borrower:

                  (i) the annual budget and three-year forecasts or projections of the Borrower, to be supplied not later than twenty (20) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

                  (ii) any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

                  (iii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

                  (iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,

                  (v) such other reports and information as any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

            (h) Notices Regarding Plans and Benefit Arrangements.

                  (i) Certain Events. Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                        (A) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                        (B) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                        (C) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

                        (D) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                        (E) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA,

                        (F) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                        (G) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                        (H) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                        (I) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                  (ii) Notices of Involuntary Termination and Annual Reports. Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and
(b) at the request of the Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                  (iii) Notice of Voluntary Termination. Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

            (i) Tax Shelter Notice. Borrower shall notify Agent and the Lenders at any time that Borrower or any Loan Party intends to treat any Loan or Letter of Credit or any related transaction as or as a part of a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4, as amended from time to time). Promptly after the Borrower or a Loan Party has provided such notice, Borrower shall provide a duly completed copy of IRS Form 8886 or any successor form to Agent and to any Lender that may make a request therefore. Borrower acknowledges that one or more of the Lenders may treat its Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain the lists and other records required by such Treasury Regulation.

                         ARTICLE VIII EVENTS OF DEFAULT

      Section 8.01 Events of Default. An "Event of Default" shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

            (a) Payments Under Loan Documents. The Borrower shall fail to pay
(i) any principal of or interest on any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal or interest is due hereunder, or (ii) any Facility Fee, Utilization Fee, or other fee owing to a Lender, an Issuing Bank, or the Agent hereunder or under any other Loan Document within three (3) days after such fee becomes due hereunder or thereunder;

            (b) Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

            (c) Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.01(f) [Visitation Rights] or Section 7.02 [Negative Covenants];

            (d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

            (e) Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $2,500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

            (f) Final Judgments or Orders. Any final judgments or orders including final judgments or orders rendered with respect to any Environmental Complaints or Safety Complaints for the payment of money in excess of $1,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

            (g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective

Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

            (h) Uninsured Losses; Proceedings Against Assets. Any of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

            (i) Notice of Lien or Assessment. A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien or Environmental Complaint in excess of $1,000,000, in either case is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

            (j) Insolvency. Any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

            (k) Events Relating to Plans and Benefit Arrangements. Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i),
(ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower's liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi),
(vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

            (l) Cessation of Business. Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.02(e) [Liquidations, Mergers, Etc.] or Section 7.02(f), or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

            (m) Change of Control. Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

            (n) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

            (o) Voluntary Proceedings. Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

      Section 8.02 Consequences of Event of Default.

            (a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.01(a) through (m) shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

            (b) Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.01(n) [Involuntary Proceedings] or
Section 8.01(o) [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans or issue Letters of Credit hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the obligation of the Borrower to provide cash collateral for its Obligations with respect to Letters of Credit as aforesaid in Clause (a) directly above and the pledge thereof and grant of a security interest therein to the Agent and the Lenders shall automatically become effective, in each case without further act of Agent or any Lender; and

            (c) Set-off. If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Lender or the Agent; and

            (d) Suits, Actions, Proceedings. If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.02, the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Lender; and

            (e) Application of Proceeds; Collateral Sharing.

                  (i) Application of Proceeds. From and after the date on which the Agent has taken any action pursuant to this Section 8.02 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

                        (A) first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Lenders in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

                        (B) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents or a Lender-Provided Interest Rate Hedge, whether of principal, interest, fees, expenses or otherwise, and to the cash collateralization of Letters of Credit outstanding, all in such manner as the Agent may determine in its discretion; and

                        (C) the balance, if any, as required by Law.

                  (ii) Collateral Sharing. All Liens granted under the Security Documents shall secure, from the time set forth at Section 7.01(k), on a first priority perfected basis subject to no other Liens other than Permitted Liens
(i) the Obligations in favor of the Agent and the Lenders hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any Lender which provides a Lender-Provided Interest Rate Hedge (the "IRH Provider").

            (f) Other Rights and Remedies. In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

                              ARTICLE IX THE AGENT

      Section 9.01 Appointment. Each Lender hereby irrevocably designates, appoints and authorizes National City Bank to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. National City Bank agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.

      Section 9.02 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Section 9.05 [Reimbursement of Agent by Borrower, Etc.] and Section 9.06, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

      Section 9.03 Nature of Duties; Independent Credit Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

      Section 9.04 Actions in Discretion of Agent; Instructions From the Lenders. The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section
9.06 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.06, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

      Section 9.05 Reimbursement and Indemnification of Agent by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent and each of its directors, officers, employees, counsel, agents, and attorneys-in-fact (collectively, the "Agent Indemnitees" and each an "Agent Indemnitee") and hold each of the Agent Indemnitees harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by any Agent Indemnitee (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against any Agent Indemnitee or the Lenders in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring) and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Agent Indemnitee acting on behalf of or as the Agent, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by any Agent Indemnitee hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by any Agent Indemnitee hereunder or thereunder, provided that the Borrower shall not be liable to an Agent Indemnitee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same results from such Agent Indemnitee's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.

      Section 9.06 Exculpatory Provisions; Limitation of Liability. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

      Section 9.07 Reimbursement and Indemnification of Agent by Lenders. Each Lender agrees to reimburse and indemnify, defend and save the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

      Section 9.08 Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

      Section 9.09 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

      Section 9.10 Notices. The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

      Section 9.11 Lenders in Their Individual Capacities; Agents in Its Individual Capacity. With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Bank" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. National City Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders and Agent acknowledge that, pursuant to such activities, the Agent, Lenders and any of their respective Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that none of the Agent, any Lender, or any of their respective Affiliates shall be under any obligation to provide such information to any of the others, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to any of the others.

      Section 9.12 Holders. The Agent shall maintain at its Principal Office or at one of its other offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      Section 9.13 Equalization of Lenders. The Lenders and the holders of any participations in any Commitments or Loans or other rights or obligations of a Lender hereunder agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments on the Loans, except as otherwise provided in Section 3.04(c) [Agent's and Lender's Rights], Section 4.04(b) [Replacement of a Lender] or Section 4.06 [Additional Compensation in Certain Circumstances]. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender's Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount of the Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

      Section 9.14 Successor Agent. The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Lenders (if the Agent is a Lender, the Agent's Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 4.04(b) [Replacement of a Lender], in either case of (i) or
(ii) by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article IX shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

      Section 9.15 Agent's Fee. The Borrower shall pay to the Agent a nonrefundable fee (the "Agent's Fee") under the terms of a letter (the "Agent's Letter"), dated as of March 13, 2003, between the Borrower and Agent, as amended from time to time.

      Section 9.16 Availability of Funds. The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

      Section 9.17 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

      Section 9.18 Beneficiaries. Except as expressly provided herein, the provisions of this Article IX are solely for the benefit of the Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

      Section 9.19 Other Agent Titles. Each of the parties hereto acknowledge and agree that the titles of Co-Documentation Agent and Co-Syndication Agent are honorary and do not imply or impose any duty or obligation of any nature on any party having any such title.

                             ARTICLE X MISCELLANEOUS

      Section 10.01 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

            (a) Increase of Commitment; Extension of Expiration Date. Increase the amount of the Revolving Credit Commitment of any Lender hereunder or extend the Expiration Date;

            (b) Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Facility Fee, Utilization Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee, Utilization Fee, or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee, Utilization Fee, or any other fee payable to any Lender;

            (c) Release of Guarantor. Release any Guarantor from its Obligations under the Guaranty Agreement or any other security for any of the Loan Parties' Obligations (other than cash collateral as provided in Section 4.05 or Section 8.02); or

            (d) Miscellaneous. Amend Section 4.02 [Pro Rata Treatment of Lenders], Section 8.02(e)(i) [Application of Proceeds], Section 9.06 [Exculpatory Provisions, Etc.] or Section 9.13 [Equalization of Lenders] or this
Section 10.01, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or an Issuing Bank in its capacity as the issuer of Letters of Credit shall be effective without the written consent of the Agent or such Issuing Bank, as the case may be.

      Section 10.02 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

      Section 10.03 Reimbursement and Indemnification of Lenders by the Borrower; Taxes. The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent in such capacity, as to which the Borrower's Obligations are set forth in Section 9.05 [Reimbursement of Agent By Borrower, Etc.]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and the Borrower agrees to indemnify and save each Lender and each of its directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the Indemnitees" and each an "Indemnitee") harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including fees and expenses of counsel (including allocated costs of staff counsel)) which may be imposed on, incurred by or asserted against any Indemnitee acting on behalf of or as a Lender, in its capacity as such, in any way relating to or arising out of (y) this Agreement or any other Loan Documents or any action taken or omitted by an Indemnitee hereunder or thereunder and (z) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by an Indemnitee hereunder or thereunder (including any claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless whether any Indemnitee is a party thereto), provided that the Borrower shall not be liable to an Indemnitee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements
(A) if the same results from such Indemnitee's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders and other Indemnitees will attempt to minimize the fees and expenses of legal counsel for the Lenders and other Indemnitees which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders, other Indemnitees, and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

      Section 10.04 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.02(c) [Interest Periods] with respect to Interest Periods under the LIBOR Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

      Section 10.05 Funding by Branch, Subsidiary or Affiliate.

            (a) Notional Funding. Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.05 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the LIBOR Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section
4.06 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

            (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 10.05(b). If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.06 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

      Section 10.06 Notices. Any notice, request, demand, direction or other communication (for purposes of this Section 10.06 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a site on the world wide web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such site) has previously been or is substantially contemporaneously delivered to the applicable parties hereto by another means set forth in this Section 10.06) in accordance with this Section 10.06. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.01(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this
Section 10.06. Any Notice shall be effective:

                  (i) In the case of hand-delivery, when delivered;

                  (ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

                  (iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

                  (iv) In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

                  (v) In the case of electronic transmission, when actually received;

                  (vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.06; and

                  (vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

      Section 10.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      Section 10.08 Governing Law. Each Letter of Credit and Section 2.09 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the State of Ohio without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of Ohio and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to its conflict of laws principles.

      Section 10.09 Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

      Section 10.10 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in
Section 7.01 [Affirmative Covenants], Section 7.02 [Negative Covenants] and
Section 7.03 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and indefeasible payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Article IV [Payments] and Section 9.05 [Reimbursement of Agent by Borrower, Etc.], Section 9.07 [Reimbursement of Agent by Lenders, Etc.] and
Section 10.03 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

      Section 10.11 Assignments, Participations, Successors and Assigns.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower, each Issuing Bank, and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to an Affiliate of such Lender, and (2) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $3,000,000 or the amount of the assigning Lender's Commitment. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, and deliver to the Agent a processing and recordation fee of $3,500 for each assignment (other than an assignment by a Lender to its Affiliate), and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed administrative questionnaire in the form requested by Agent. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, such questionnaire, the applicable fee and any required consent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, and the Commitments shall be adjusted accordingly. In the case of a participation, the participant shall only have the rights specified in Section 8.02(c) [Set-off] (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Section 10.01(a) [Increase of Commitment, Etc.], Section 10.01(b) [Extension of Payment, Etc.], or Section 10.01(c) [Release of Guarantor]), all of such Lender's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

            (b) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section
10.12 [Confidentiality].

            (c) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note (if any) and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the

Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

      Section 10.12 Confidentiality.

            (a) General. The Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions,
(v) any information with respect to the "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4, as amended from time to time) of any Loans or Letter of Credit or any related transaction, notice of which Borrower or any other Loan Party is required to provide to Agent and the Lenders pursuant to Section 7.03(i), and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment or tax structure, or (vi) if the Borrower shall have consented to such disclosure.

            (b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12(a) as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

      Section 10.13 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

      Section 10.14 Agent's or Lender's Consent. Whenever the Agent's or any Lender's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

      Section 10.15 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

      Section 10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF CUYAHOGA COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO, EASTERN DIVISION, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.06 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

      Section 10.17 Tax Withholding Clause. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under Section 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under
Section 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in
Section 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under Section 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under Section 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under Section 1441 of the Internal Revenue Code.

      Section 10.18 Joinder of Guarantors. Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 7.02(h) [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as
Exhibit 1.01(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.01 [First Loans] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five (5) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

                            [SIGNATURE PAGES FOLLOW]

                   [SIGNATURE PAGE 1 OF 9 TO CREDIT AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:                                       TOO, INC.


                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: EVP COO CFO


                                              GUARANTORS

                                              AMERICAN FACTORING, INC.



                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: President

                                              FLORET, LLC



                                              By: /s/ Vanessa McCullen
                                                  --------------------
                                              Name: Vanessa McCullen
                                              Title: President


                                              LT HOLDING, INC.



                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: President CEO Treasurer


                                              LT IMPORT CORP.



                                              By: /s/ Willie Henderson
                                                  --------------------
                                              Name: Willie Henderson
                                              Title: President CEO

                   [SIGNATURE PAGE 2 OF 9 TO CREDIT AGREEMENT]

                                              LIMITED TOO CATALOG
                                              PRODUCTION, INC.



                                              By: /s/ Edward A. Woods
                                                  -------------------
                                              Name: Edward A. Woods
                                              Title: President & CEO


                                              LIMITED TOO CREATIVE DESIGN, INC.



                                              By: /s/ Robert Moore
                                                  ----------------
                                              Name: Robert Moore
                                              Title: President, CEO


                                              LIMITED TOO DIRECT, LLC



                                              By: /s/ Scott Bracale
                                                  -----------------
                                              Name: Scott Bracale
                                              Title: President,
                                              Chief Executive Officer


                                              LIMITED TOO PURCHASING, INC.



                                              By: /s/ Douglas J. Probst
                                                  ---------------------
                                              Name: Douglas J. Probst
                                              Title: President, CEO


                                              LIMITED TOO STORE PLANNING, INC.



                                              By: /s/ Doug Tilson
                                                  ---------------
                                              Name: Doug Tilson
                                              Title: President


                                              MISH MASH, LLC



                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: Vice President,
                                              Secretary Treasurer

                   [SIGNATURE PAGE 3 OF 9 TO CREDIT AGREEMENT]

                                              TOO GC, LLC



                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: President, Secretary


                                              TOO BRANDS, INC.



                                              By: /s/ Kent Kleeberger
                                              -----------------------
                                              Name: Kent Kleeberger
                                              Title: President CEO Treasurer


                                              TOO BRANDS INVESTMENT, LLC



                                              By: /s/ Kent Kleeberger
                                                  -------------------
                                              Name: Kent Kleeberger
                                              Title: President CEO Treasurer


                                              TOO IMPORT, LLP



                                              By: /s/ Willie Henderson
                                                  --------------------
                                              Name: Willie Henderson
                                              Title: President, CEO

                   [SIGNATURE PAGE 4 OF 9 TO CREDIT AGREEMENT]

                                              NATIONAL CITY BANK, individually
                                              and as Agent



                                              By: /s/ Joseph L. Kwasny
                                                  --------------------
                                              Name: Joseph L. Kwasny
                                              Title: Vice President

                   [SIGNATURE PAGE 5 OF 9 TO CREDIT AGREEMENT]

                                              FIFTH THIRD BANK



                                              By: /s/ Kim Dennis
                                                  --------------
                                              Name: Kim Dennis
                                              Title: Assistant Vice President

                   [SIGNATURE PAGE 6 OF 9 TO CREDIT AGREEMENT]

                                              LASALLE BANK NATIONAL ASSOCIATION



                                              By: /s/ Warren F. Weber
                                                  -------------------
                                              Name: Warren F. Weber
                                              Title: First Vice President

                   [SIGNATURE PAGE 7 OF 9 TO CREDIT AGREEMENT]

                                              FLEET NATIONAL BANK



                                              By: /s/ Judith C.E. Kelly
                                                  ---------------------
                                              Name: Judith C.E. Kelly
                                              Title: Managing Director

                   [SIGNATURE PAGE 8 OF 9 TO CREDIT AGREEMENT]

                                              THE HUNTINGTON NATIONAL BANK



                                              By: /s/ John M. Luehmann
                                                  --------------------
                                              Name: John M. Luehmann
                                              Title: Vice President

                   [SIGNATURE PAGE 9 OF 9 TO CREDIT AGREEMENT]

                                              BANK OF AMERICA, N.A.


                                              By: /s/ Kim Whitney
                                                  ---------------
                                              Name: Kim Whitney
                                              Title: Managing Director